FIRST AMENDMENT TO EMPLOYMENT AND
NON-COMPETITION AGREEMENT

This First Amendment is made on the 11th day of May 2006, by and between DAVID M. DeMEDIO ("DeMedio"), and USA TECHNOLOGIES, INC., a Pennsylvania corporation ("USA").

Background

USA and DeMedio entered into an Employment And Non-Competition Agreement dated April 12, 2005 (the "Agreement"). As more fully set forth herein, the parties desire to amend the Agreement in certain respects.

Agreement

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Amendments.

A.  The date “April 30, 2006” appearing in the first and second sentences of subparagraph (a) of Section 1. Employment of the Agreement is hereby deleted and the date “June 30, 2008” is hereby substituted in its place.

B. The following new subparagraph (c) shall be added to Section 1. Employment of the Agreement:

(c) If during the Employment Period a USA Transaction (as such term is defined in the Employment Agreement of George R. Jensen, Jr.) shall occur, then DeMedio may upon thirty days prior notice to USA, terminate the Employment Period. Upon such termination by DeMedio, neither party shall have any further duties or obligations hereunder, provided, however, that DeMedio’s obligations under Sections 5 and 6 hereof shall survive any such termination.

C. Subparagraph (a) of Section 2. Compensation and Benefits of the Agreement is hereby deleted and the following new subparagraph (a) is hereby substituted in its place:

(a) In consideration of his services rendered, commencing on the date hereof, USA shall pay to DeMedio a base salary of $165,000 per year during the Employment Period, subject to any withholding required by law. DeMedio's base salary may be increased from time to time in the discretion of the Board of Directors.

For each of the fiscal years ending June 30, 2007, and June 30, 2008, DeMedio shall have the option to elect to have fifty percent (50%) of his base salary paid in Common Stock of USA (“Common Stock”) rather than cash. Any such election must be made not later than 60-days following the commencement of each such fiscal year by appropriate notice by DeMedio to USA. For the purposes of calculating the number of shares to be issued to DeMedio, the shares shall be valued at the average closing bid price for the Common Stock during the 30 trading days immediately preceding the date of any such election by DeMedio. If any such election is made, the shares issuable to DeMedio for the fiscal year would vest ratably on a quarterly basis. DeMedio acknowledges that the issuance of the shares to him represents taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income taxes attributable to the issuance of the shares to him. DeMedio shall make appropriate cash payments to USA to pay for any withholding tax liability of USA in connection with the shares. DeMedio acknowledges that the Common Stock has not been registered under the Securities Act of 1933, as amended (the “Act”), or under any state securities law, and the Common Stock can not be sold or transferred unless such Common Stock has been registered under the Act or such state securities laws, or unless USA has received an opinion of its counsel that such registration is not required. DeMedio understands that USA has not agreed to register the Common Stock under the Act or any state securities laws. In addition, the certificates representing the Common Stock shall contain such legends, or restrictive legends, or stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by USA or its transfer agent.

D. The following new subsection (e) shall be added to Section 2. Compensation and Benefits of the Agreement:

(e) At the time of the signing of this First Amendment by each of USA and DeMedio, USA shall issue to DeMedio options to acquire up to 7,000 shares of USA Common Stock for an exercise price of $7.50 per share (which is equal to the average closing bid price for the Common Stock during the 30 trading days immediately preceding the execution and delivery by USA and DeMedio of this First Amendment). The options shall vest as follows: 2,334 on the date hereof; 2,333 on June 30, 2007; and 2,333 on June 30, 2008. The options shall be exercisable at any time within five years of vesting. All of the terms and conditions of the options are set forth in the Option Certificate attached hereto as Exhibit "A".

DeMedio acknowledges that such options are not incentive stock options as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended, or part of an employee stock purchase plan as defined in Section 423 thereunder. As a result, among other things, taxable income will be realized by DeMedio at the time of the exercise of any such options.

DeMedio also acknowledges that neither the options nor the Common Stock underlying the options have been registered under the Act or under any state securities laws, and neither the options nor the Common Stock underlying the options can be sold or transferred unless such options or Common Stock have been registered under the Act or such state securities laws, or unless USA has received an opinion of counsel that such registration is not required. DeMedio understands that USA has not agreed to register the options or the underlying Common Stock under the Act or any state securities laws.

2. Modification. Except as otherwise specifically set forth in Paragraph 1, the Agreement shall not be amended or modified in any respect whatsoever and shall continue in full force and effect.

3. Capitalized Terms. Except as specifically provided otherwise herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

4. Effective Time. The amendments to the Agreement made in Paragraph 1 hereof shall be effective from and after the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the day and year first above written.

DAVID M. DeMEDIO

USA TECHNOLOGIES, INC.

By:
Stephen P. Herbert,
President